PROSPECTUS SUPPLEMENT

TO PROSPECTUS DATED APRIL 13, 2001

                                                FILED PURSUANT TO RULE 424(B)(3)
                                                      REGISTRATION NO. 333-55376

                                  $270,000,000
                            PEREGRINE SYSTEMS, INC.
                 5 1/2% CONVERTIBLE SUBORDINATED NOTES DUE 2007
             AND COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

             THE DATE OF THIS PROSPECTUS SUPPLEMENT IS MAY 17, 2001

    This prospectus supplement relates to the resale by the selling securityholders of 5 1/2% convertible subordinated notes due 2007 of Peregrine Systems, Inc. and the shares of common stock, par value of $0.001 per share, of Peregrine Systems, Inc. issuable upon the conversion of the notes.

    This prospectus supplement should be read in conjunction with the prospectus dated April 13, 2001 which is to be delivered with this prospectus supplement.

    The table below sets forth information concerning beneficial ownership of the notes of the selling securityholders as listed below that supplements the information provided in the prospectus dated April 13, 2001. All information concerning beneficial ownership has been furnished by the selling securityholders.

                                   PRINCIPAL AMOUNT
                                    AT MATURITY OF                         NUMBER OF SHARES
                                  NOTES BENEFICIALLY                       OF COMMON STOCK     PERCENTAGE OF
                                      OWNED THAT         PERCENTAGE OF       THAT MAY BE       COMMON STOCK
NAME                                 MAY BE SOLD       NOTES OUTSTANDING       SOLD (1)       OUTSTANDING (2)
----                              ------------------   -----------------   ----------------   ---------------
1976 Distribution Trust FBO A.R.
  Lauder/Zinterhofer............          11,000                *                   440               *
1976 Distribution Trust FBO Jane
  A. Lauder.....................          21,000                *                   840               *
2000 Revocable Trust FBO A.R.
  Lauder/Zinterhofer............           9,000                *                   360               *
ACM Offshore Fund...............         350,000                *                14,000               *
AMICO American Motorist
  Insurance Company.............         818,000                *                32,720               *
Arapahoe County Colorado........          81,000                *                 3,240               *
Ariston Internet Convertible
  Fund..........................          25,000                *                 1,000               *
Arkansas Teacher Retirement.....       4,119,000              1.5%              164,760               *
Baptist Health of South
  Florida.......................         409,000                *                16,360               *
Boston Museum of Fine Art.......         122,000                *                 4,880               *
British Virgin Islands Social
  Security Board................          62,000                *                 2,480               *
City of New Orleans.............         333,000                *                13,320               *
City University of New York.....         198,000                *                 7,920               *
Credit Suisse First Boston
  Corporation...................       2,400,000                *                96,000               *
Engineers Joint Pension Fund....         498,000                *                19,920               *
Enterprise Convertible
  Securities Fund...............          98,000                *                 3,920               *
F.R. Convt Sec Fn...............          20,000                *                   800               *
Grady Hospital..................         174,000                *                 6,960               *

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

                                   PRINCIPAL AMOUNT
                                    AT MATURITY OF                         NUMBER OF SHARES
                                  NOTES BENEFICIALLY                       OF COMMON STOCK     PERCENTAGE OF
                                      OWNED THAT         PERCENTAGE OF       THAT MAY BE       COMMON STOCK
NAME                                 MAY BE SOLD       NOTES OUTSTANDING       SOLD (1)       OUTSTANDING (2)
----                              ------------------   -----------------   ----------------   ---------------
HFR Convertible Arbitrage.......         150,000                *                 6,000               *
Independence Blue Cross.........         144,000                *                 5,760               *
KBC Financial Products USA......       2,000,000                *                40,000               *
Local Initiatives Support
  Corp..........................          93,000                *                 3,720               *
Lumbermens Mutual Casualty......         515,000                *                20,600               *
Maryland Retirement Agency......       4,165,000              1.5%              166,600               *
Merrill Lynch Insurance Group...         350,000                *                14,000               *
Municipal Employees.............         175,000                *                 7,000               *
Nabisco.........................          60,000                *                 2,400               *
New Orleans Firefighters
  Pension/ Relief Fund..........         180,000                *                 7,200               *
Nicholas Applegate Convertible
  Fund..........................       1,706,000                *                35,240               *
Occidental Petroleum............         330,000                *                13,200               *
Ohio Bureau of Workers
  Compensation..................         187,000                *                 7,480               *
Onex Industrial Partners
  Limited.......................         400,000                *                16,000               *
Physicians Life.................         392,000                *                15,680               *
Policemen & Firemen Retirement
  System of the City of
  Detroit.......................         865,000                *                34,600               *
Pro Mutual......................         975,000                *                39,040               *
Raytheon Master Trust...........         881,000                *                35,240               *
RJR Reynolds....................         154,000                *                 6,160               *
Sage Capital....................         200,000                *                 8,000               *
San Diego City Retirement.......         954,000                *                38,160               *
San Diego County Convertible....       1,973,000                *                78,920               *
Screen Actors Guild Pension
  Convertible...................         532,000                *                21,280               *
Shell Pension Trust.............         704,000                *                28,160               *
Spear, Leeds R. Kellogg.........       2,000,000                *                80,000               *
The Class IC Company Ltd........       2,000,000                *                80,000               *
The Grable Foundation...........         156,000                *                 6,240               *
Wake Forest University..........         913,000                *                36,520               *
Writers Guild Convertible.......         311,000                *                12,440               *
Wyoming State Treasurer.........       1,061,000                *                42,440               *

--------------------------

*   Less than 1%.

(1) Assumes conversion of all of the holder's notes at a conversion price of $25.00 per share of common stock. However, this conversion price will be subject to adjustment as described under "Description of Notes "Conversion Rights." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the notes. Peregrine Systems, Inc. will pay an amount in cash in lieu of fractional shares, if any.

(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 157,080,567 shares of common stock outstanding as of April 30, 2001. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's notes. However, we did not assume the conversion of any other holder's notes.

(3) In November, 2000 Banc of America Securities LLC acted as lead manager of our offering of 5 1/2% convertible subordinated notes due 2007.

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                           --------------------------

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THE PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

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